Exhibit 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES SEPTEMBER CASH DISTRIBUTION

Dallas, Texas, September 20, 2016 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.073563 per unit, payable on October 17, 2016, to unitholders of record on September 30, 2016. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	19,000	137,000	$42.36	$2.99
Prior Month Distribution	18,000	145,000	$43.08	$3.29

Excess Costs

XTO Energy has advised the trustee that improved oil prices led to the partial recovery of excess costs on properties underlying the Oklahoma Working Interest net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma Working Interest net profits interests to be included in this month’s distribution.

XTO Energy has advised the trustee that continued lower oil prices caused costs to exceed revenues on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy G. Willis Vice President Southwest Bank, Trustee Toll Free – 855-588-7839